

Nina Chanel Abney (b. 1982)

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Nina Chanel Abney is one of the most exciting young contemporary artists working today. Having remained in the same private collection since it was made in 2017, the Painting is fresh to market after Masterworks agreed to privately acquire it.

INVESTMENT THESIS

Initial Offering Price
$722,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
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19
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Price Appreciation of Similar Works
79.0%

Sharpe Ratio (2019-2022)	watch video
Nina Chanel Abney	Speculative
All Art	0.55
S&P 500	0.56

SOLD OUT



Nina Chanel Abney

(b. 1982)

Nina Chanel Abney is an American artist, based in New York. She was born in Harvey, Illinois. She is an African American contemporary artist and painter who explores race, gender, pop culture, homophobia, and politics in her work. — Wikipedia

Painting


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Artist Metrics

2021 Total Auction Sales	2021 Auction Lots Sold	All Time Record Price
$1,227,976	4	$990,000

Average Prices



307K
230.2K
153.5K
76.7K
10 11 12 13 14 15 16 17 18 19 20 21

Turnover by Year



1.2M
921K
614K
307K
10 11 12 13 14 15 16 17 18 19 20 21

Lots Auctioned



Sold
Unsold
8
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2
10 11 12 13 14 15 16 17 18 19 20 21

Why we like this painting

- Nina Chanel Abney emerged in 2008 when her work was included in the notable exhibition 30 Americans, organized by the Rubell Family Collection, Miami. As one of the youngest among a distinguished group of intergenerational African American artists, she immediately became part of an important artistic lineage.
- Abney's work is included in public collections around the world, including the Brooklyn Museum in New York, The Rubell Family Collection in Miami, and the Burger Collection in Hong Kong, among others.
- Our acquisitions team has reviewed almost 25 examples of work by Abney from around the world, some of which are priced as high as $1 million. Of these 25 works, this is only the second we have selected to be offered on the Masterworks platform.
- In 2018, Abney's total auction turnover stood at just $53,0000 and, by 2021, had increased to over $2 million. As of April 3, 2023, four of her top five auction records have been achieved in the last two years.
- As of April 3, 2023, examples similar to the Painting, with multiple figures and colorful symbology, account for Abney's top auction records. These are led by "Untitled (XXXXXX)" (2015), which sold for $990,000 in May 2021, "Untitled" (2019), which sold for $925,360 in December 2021 and "Anytime, Anyplace" (2018), which was purchased by Masterworks 174, LLC for $ 421,829 in October 2022.
- Examples similar to the Painting are included in several prominent museum collections, including the Whitney Museum of American Art, the Museum of Modern Art, and the Brooklyn Museum of Art in New York, among others.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Initial Offering Price	**$722,000**
Offering Circular	sec.gov/edgar

INVEST NOW

NINA CHANEL

ABNEY

b. 1982, UNITED STATES

Spray paint over silkscreen | 84 × 120 in. (213 × 305 cm.)

Nina Chanel Abney is a contemporary artist whose work explores the complex dynamics of contemporary life.



$722,000
INITIAL OFFERING

79.0%	94.3%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]	ANNUAL GROWTH OF RECORD PRICE[2]

The Painting is an emblematic example of Nina Chanel Abney's exploration of contemporary culture, executed in her signature pop-surrealist style. Executed in 2017, the Painting depicts five, full-length figures surrounded by a colorful array of symbols, and patterns, which Abney culled from the universal visual language of pop culture, social media, and emojis. Abney's remixed symbology, and often fragmented narratives, address themes related to politics, race, policing, and sexuality — topical subjects the artist says are "easy to swallow, hard to digest." Though the figures in the Painting are suggestive, Abney prefers not to prescribe explicit meaning to her work and instead states: "I don't attempt to communicate anything specific, I simply share my thoughts and hope the viewer will have an experience, either pleasant or unpleasant, that will start a conversation, spark on emotion, or help them convey their own message." The Painting's flat, geometric style is executed using stencils and a mixture of acrylic and spray paint. Reminiscent of the pop-cubist styles of modernist painters like Stuart Davis and Henri Matisse, Abney embraces spontaneity and works intuitively, actively avoiding planned compositions. Examples similar to the Painting are included in several prominent museum collections, including the Whitney Museum of American Art, the Museum of Modern Art, and the Brooklyn Museum of Art in New York, among others. As of March 31, 2023, examples similar to the Painting, with multiple figures and colorful symbology, account for Abney's top auction records. These are led by *Untitled (XXXXXX)* (2015), which sold for $990,000 at Christie's, New York on May 11, 2021, *Untitled* (2019), which sold for HKD 7,210,000 ($925,360) at Christie's, Hong Kong on December 1, 2021 and *Anytime, Anyplace* (2018), which was purchased by Masterworks 174, LLC for £ 378,000 ($ 421,829) at Sotheby's, London on October 14, 2022. The Painting's style, execution, and subject make it a commercial and desirable work by Nina Chanel Abney.

AS OF MARCH 31, 2023, FOUR OF HER TOP FIVE AUCTION RECORDS HAVE BEEN ACHIEVED IN THE LAST TWO YEARS, AND ARE LED BY *UNTITLED (XXXXXX)* (2015), WHICH SOLD FOR $990,000 AT CHRISTIE'S, NEW YORK ON MAY 11, 2021, *UNTITLED* (2019), WHICH SOLD FOR HKD 7,210,000 ($925,360) AT CHRISTIE'S, HONG KONG ON DECEMBER 1, 2021, AND *ANYTIME, ANYPLACE* (2018), WHICH SOLD FOR £378,000 ($421,829) AT SOTHEBY'S, LONDON ON OCTOBER 14, 2022.

Nina Chanel Abney made her auction debut in 2018, and since then, prices and demand for her work have experienced significant growth. In 2018, her total auction turnover stood at $53,0000 and, by 2021, had increased to over $2 million. As of March 31, 2023, four of her top five auction records have been achieved in the last two years, and are led by *Untitled (XXXXXX)* (2015), which sold for $990,000 at Christie's, New York on May 11, 2021, *Untitled* (2019), which sold for HKD 7,210,000 ($925,360) at Christie's, Hong Kong on December 1, 2021, and *Anytime, Anyplace* (2018), which was purchased for £378,000 ($421,829) by Masterworks 174, LLC, at Sotheby's, London the Now Evening sale on October 14, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[3,4]


$1.0M
$0.8M
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2019
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Nina Chanel Abney (b. 1982, Chicago, IL) is a contemporary artist whose work explores the complex dynamics of contemporary life. In 2004, Abney received a BFA from Augustana College in Rock Island, IL, where she studied studio art and computer science, with the hope of becoming a graphic designer or animator. After graduation, she worked assembly lines at the Ford Motor Company in Chicago before deciding to pursue a Master's in fine art. In 2007, she obtained her MFA from Parsons in New York, where a painting from her thesis show–the monumental "Class of 2007," caught the attention of Kravets Wehby, a gallery in New York, who became the first to represent the young artist. Soon after, a selection of Abney's paintings were included in "30 Americans," a 2008 traveling exhibition organized by the Rubell Family Collection in Miami, which featured work by 30 prominent African-American artists, of which Abney was the youngest. In 2017, her first solo exhibition, titled "Nina Chanel Abney: Royal Flush," opened at the Nasher Museum of Art at Duke University in Durham, NC, and traveled to the Chicago Cultural Center and Los Angeles, where it was jointly presented by the Institute of Contemporary Art, Los Angeles, and the California African American Museum. The final venue for the exhibition was the Neuberger Museum of Art, Purchase College, State University of New York. Abney's work is included in public collections around the world, including the Brooklyn Museum in New York, The Rubell Family Collection in Miami, and the Burger Collection in Hong Kong, among others. As of March 31, 2023, the artist is based in New York and has been represented by Jack Shainman Gallery since 2017.



NINA CHANEL ABNEY


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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Nina Chanel Abney have a record price compound annual growth rate ("CAGR") of 94.3% from March 1, 2018 to September 30, 2022. This calculation is based on (i) a record price of $38,000 on March 1, 2018, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $800,000, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

4. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Nina Chanel Abney with the following criteria: canvas paintings executed 2010 to present that measure between 30 inches by 30 inches and 150 inches by 150 inches. The set of similar sales includes one painting acquired by Masterworks 174, LLC, at Sotheby's, London the Now Evening sale held on October 14, 2022 for £378,000 ($421,829). The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 79.0% CAGR implied from selected sales occurring from March 6, 2019 to October 14, 2022.

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